EXHIBIT 99.1

Rush Enterprises, Inc. Reports First Quarter 2014 Results

  Parts, service and body shop quarterly revenues set new record
  First quarter Class 8 truck sales outpace industry
  Illinois and Indiana acquisitions complete, network expanded to 106 locations in 20 states
  Company launches new Rig Tough Used Truck sales location

SAN ANTONIO, April 21, 2014 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended March 31, 2014, the Company's net income was $12.0 million, or $0.30 per diluted share, compared with net income of $13.5 million, or $0.34 per diluted share, in the quarter ended March 31, 2013.

"We are proud of the Company's solid financial performance this quarter," said W. M. "Rusty" Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. "Our truck sales performance outpaced the U. S. Class 8 retail sales market and parts, service and body shop revenues topped $300 million, setting a new quarterly record, despite harsh weather conditions and multiple shutdown days at our dealerships in Georgia, Illinois, Indiana, North Carolina, Texas and Virginia during the quarter. We believe these shutdown days represent approximately $3.5-4.0 million in lost revenue potential, and equate to approximately $.02 of earnings per share."

Operations

Aftermarket Solutions

Aftermarket solutions accounted for approximately 66% of the Company's total gross profit and we achieved an absorption ratio of 111.2% in the first quarter of 2014. First quarter parts, service and body shop revenues reached a new record quarterly high, increasing by 33% as compared to first quarter 2013.

"Continued strong demand for repair and maintenance of aged vehicles, service support in the energy sector and incremental business from our range of aftermarket solutions continues to drive strong performance in our aftermarket business," said Rush.

"Our mobile business has grown to 280 service units across the country, with an additional 125 technicians working in our customers' shops. We introduced RushCareSM Rapid Parts, a state-of-the-art parts call center, in several key markets and plan to expand this service across our network. We continue to expand our ability to support natural gas vehicles with dedicated service operations in Arizona, Georgia and Texas. We also added natural gas fueling capabilities at our Custom Vehicle Solutions operation in Denton, Texas," explained Rush.

"We continue to evaluate all opportunities to add innovative services to our aftermarket solutions capabilities and expect that parts, service and body shop operations will remain strong throughout 2014," Rush added.

Truck Sales

U.S. Class 8 retail sales were 45,291 units in the first quarter, up 15% over the same time period last year. Rush's Class 8 sales increased 30% over the same time period, significantly outpacing the industry and accounting for 5.9% of the U.S. Class 8 truck market.

"With improving general economic conditions, including activity in housing and construction, we began to see Class 8 truck sales improve last month across a range of market segments and throughout most regions of the country. We saw particular strength in energy and vocational segments operating in the South Central United States," said Rush.

Rush's Class 4-7 medium-duty sales increased 1% over the first quarter of 2013, accounting for 4.6% of the total U.S. market. "Our first quarter Class 4-7 truck sales continued at 2013 levels, with strong activity in the medium-duty fleet, construction, utility and beverage segments of the market," explained Rush.

ACT Research forecasts U. S. retail sales for Class 8 vehicles to reach 217,000 units in 2014, a 16% increase over 2013. ACT Research also forecast U. S. retail sales for Class 4-7 vehicles to reach 193,500 units in 2014, an 8% increase over 2013.

"Consistent with industry forecasts, our Class 8 order intake has improved as well," said Rush. "We began to see our backlog increase at the end of last year and the increase continued in the first quarter.  We expect our higher rate of order intake to continue throughout 2014 as on-highway and vocational fleets replace aged vehicles and add some capacity."

Continued Growth

In January, the Company completed the acquisition of certain assets of Chicago International Trucks and Indy Truck Sales, which operated International commercial truck dealerships and Idealease commercial lease and rental operations. "This acquisition added 10 dealership locations to our Rush Truck Centers network and expanded our leasing capabilities in major leasing markets," said Rusty Rush.

"Within 13 months, we added 37 dealerships to our network footprint, supplementing our existing Peterbilt network by growing our Navistar Division in the Midwest and Mid-Atlantic regions of the country," said Rush. Rush Truck Centers now has 106 locations in 20 states, allowing us to serve customers operating in markets where our dealerships are located as well as those whose operations route them through our market areas.

"We continue to invest significantly in our Peterbilt Division, with new construction and remodel projects underway that will enhance capabilities and increase capacity at locations in Arizona, California, Colorado, Florida and Texas in 2014," Rush said. "We have also begun facility improvements to existing Navistar dealerships in Ohio, Idaho and Missouri."

"With significant growth in the size of our network, one of our priorities will be to integrate our customer-focused culture into newly acquired operations and standardize our processes, business systems and performance metrics.   Moving forward, our focus will be to create a seamless network of Rush Truck Centers operating with consistency across the country," said Rush.

"We also opened a new Rig Tough Used Truck sales location in Knoxville, Tennessee. This sales operation allows us to offer dependable used trucks to buyers in markets we currently do not serve. We have plans to add Rig Tough Used Truck sales locations which will enable us to expand our capability in the used truck segment," explained Rush.

Financial Highlights

In the first quarter, the Company's gross revenues totaled $958.7 million, a 26.7% increase from gross revenues of $756.8 million reported for the first quarter ended March 31, 2013. Net income for the quarter was $12.0 million, or $0.30 per diluted share, compared with net income of $13.5 million, or $0.34 per diluted share, in the quarter ended March 31, 2013.

Parts, service and body shop sales revenue was $309.0 million in the first quarter of 2014, compared to $231.5 million in the first quarter of 2013. The Company delivered 2,688 new heavy-duty trucks, 1,966 new medium-duty commercial vehicles, 486 new light-duty commercial vehicles and 1,703 used commercial vehicles during the first quarter of 2014, compared to 2,065 new heavy-duty trucks, 1,954 new medium-duty commercial vehicles, 395 new light-duty commercial vehicles and 1,414 used trucks during the first quarter of 2013.

"As expected, expenses for the first quarter increased due to employee benefits and payroll taxes, acquisitions and costs related to the accelerated rollout of our business operating system. Business system implementation will be complete in our Peterbilt Division by May with implementation of Navistar dealerships expected to be complete during the second quarter of 2015," Rush added.

"We ended the quarter with a cash position of $94 million, reduced mainly by cash paid for acquisition costs, bonuses and taxes in the first quarter. We expect to generate positive free cash flow and to see our cash position steadily increase throughout 2014," concluded Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the first quarter on Tuesday, April 22, 2014, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until July 10, 2014. Listen to the audio replay until April 29, 2014 by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the Conference ID 24068672.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier service provider to the commercial vehicle industry and owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird.   The Company's vehicle centers are strategically located in high traffic areas on or near major highways throughout the United States. These one-stop centers offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, demand for the Company's services, the Company's expectations about future revenue, cash flow and cash position, implementation of our business operating system and statements about the addition of new locations are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Shares and Per Share Amounts)

	March 31, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 94,369	$ 217,305
Accounts receivable, net	135,855	103,293
Inventories, net	865,685	802,220
Prepaid expenses and other	13,067	14,341
Deferred income taxes, net	15,567	16,277

Total current assets	1,124,543	1,153,436

Investments	6,628	6,628

Property and equipment, net	819,704	739,663

Goodwill, net	262,889	215,464

Other assets, net	49,956	52,607

Total assets	$ 2,263,720	$ 2,167,798

Liabilities and shareholders' equity
Current liabilities:
Floor plan notes payable	$ 659,289	$ 593,649
Current maturities of long-term debt	103,725	97,243
Current maturities of capital lease obligations	10,697	10,268
Trade accounts payable	112,356	100,375
Customer deposits	31,249	58,319
Accrued expenses	61,751	69,321
Total current liabilities	979,067	929,175

Long-term debt, net of current maturities	416,011	385,538
Capital lease obligations, net of current maturities	35,246	35,199
Other long-term liabilities	4,429	4,683
Deferred income taxes, net	147,019	147,822

Shareholders' equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2014 and 2013	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 29,100,940 class A shares and 10,289,460 class B shares outstanding in 2014; and 28,910,505 Class A shares and 10,304,518 Class B shares outstanding in 2013	417	414
Additional paid-in capital	250,216	243,154
Treasury stock, at cost: 2,270,052 class B shares	(33,447)	(30,821)
Retained earnings	465,850	453,836
Accumulated other comprehensive loss, net of tax	(1,088)	(1,202)

Total shareholders' equity	681,948	665,381

Total liabilities and shareholders' equity	$ 2,263,720	$ 2,167,798

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended March 31,
	2014	2013

Revenues:
New and used commercial vehicle sales	$ 600,900	$ 489,610
Parts and service sales	308,974	231,479
Lease and rental	40,989	30,140
Finance and insurance	4,076	3,133
Other	3,728	2,426

Total revenue	958,667	756,788

Cost of products sold:
New and used commercial vehicle sales	558,142	452,574
Parts and service sales	198,703	145,713
Lease and rental	35,897	24,713

Total cost of products sold	792,742	623,000

Gross profit	165,925	133,788

Selling, general and administrative	134,445	102,106

Depreciation and amortization	8,818	7,110

Gain on sale of assets	84	41

Operating income	22,746	24,613

Interest expense, net	3,131	2,513

Income before taxes	19,615	22,100

Provision for income taxes	7,601	8,553

Net income	$ 12,014	$ 13,547

Earnings per common share:
Earnings per common share - Basic	$ 0.31	$ 0.35
Earnings per common share - Diluted	$ 0.30	$ 0.34

Weighted average shares outstanding:
Basic	39,332	39,119
Diluted	40,511	40,269

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance and assess capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	March 31, 2014	March 31, 2013
New heavy-duty vehicles	$ 373,048	$ 287,144
New medium-duty vehicles (including bus sales revenue)	140,888	132,866
New light-duty vehicles	15,689	11,975
Used vehicles	67,162	55,708
Other vehicles	4,113	1,917

Absorption Ratio	111.2%	111.9%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships, and considers Rush Truck Centers' "absorption ratio" to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership's departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	March 31, 2014	March 31, 2013
Floor plan notes payable	$ 659,289	$ 498,265
Current maturities of long-term debt	103,725	80,524
Current maturities of capital lease obligations	10,697	10,200
Long-term debt, net of current maturities	416,011	326,966
Capital lease obligations, net of current maturities	35,246	38,965
Total Debt (GAAP)	1,224,968	954,920
Adjustments:
Debt related to lease & rental fleet	(453,531)	(332,703)
Floor plan notes payable	(659,289)	(498,265)
Adjusted Total Debt (Non-GAAP)	112,148	123,952
Adjustments:
Cash and cash equivalents	(94,369)	(205,049)
Adjusted Net Debt (Non-GAAP)	$ 17,779	$ (81,097)

Management uses "Adjusted Total Debt" to reflect the Company's estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and "Adjusted Net Debt" to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company's balance sheet. The FPNP is used to finance the Company's new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company's credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company's lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company's rental business.  In both cases, the lease and rental payments fully cover the capital costs of the lease & rental fleet (i.e., the principal repayments and interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company's total debt for this purpose provides management a more accurate picture of the Company's capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Total Debt" and "Adjusted Net Debt" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company's debt obligations, as reported in the Company's consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	March 31, 2014	March 31, 2013
Net Income (GAAP)	$ 47,684	$ 60,096
Provision for income taxes	30,892	37,111
Interest expense	11,311	12,226
Depreciation and amortization	31,633	26,242
(Gain) loss on sale of assets	(48)	(198)
EBITDA (Non-GAAP)	121,472	135,477
Adjustments:
Interest expense associated with FPNP	(8,090)	(7,868)
W. Marvin Rush retirement payment accrual	10,777	−
Adjusted EBITDA (Non-GAAP)	$ 124,159	$ 127,609

The Company presents EBITDA and Adjusted EBITDA as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management's presentation of Adjusted Total Debt, in each case reflecting management's view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management a more accurate picture of its operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analysis. Management recorded a one-time charge to selling, general and administrative expense during the second quarter of 2013 related to the Retirement and Transition Agreement between W. Marvin Rush and the Company. Management views this as a non-recurring event that is not indicative of the core operating expenses of the Company. Management believes adding back this one-time charge to EBITDA provides both the investors and management a more accurate picture of the Company's core operating results. "EBITDA" and "Adjusted EBITDA" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company's consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	March 31, 2014	March 31, 2013
Net cash provided by (used in) operations (GAAP)	$ 109,232	$ 406,619
Acquisition of property and equipment	(214,631)	(163,110)
Free cash flow (Non-GAAP)	(105,399)	243,509
Adjustments:
Draws (payments) on floor plan financing, net	125,339	(162,641)
Proceeds from L&RFD	193,453	144,021
Debt proceeds related to business acquisitions	(54,663)	(64,000)
Principal payments on L&RFD	(91,312)	(77,312)
Non-maintenance capital expenditures	35,262	25,130
Adjusted Free Cash Flow (Non-GAAP)	$ 102,680	$ 108,707

"Free Cash Flow" and "Adjusted Free Cash Flow" are key financial measures of the Company's ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company's operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities, (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities, (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities, (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities, and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities and the development of the SAP enterprise software) that are not considered necessary to maintain the current level of cash generated by the business. "Free Cash Flows" and "Adjusted Free Cash Flows" are both presented so that investors have the same financial data that management uses in evaluating the Company's cash flows from operating activities. "Free Cash Flow" and "Adjusted Free Cash Flow" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company's consolidated Statement of Cash Flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital and Adjusted Invested Capital	March 31, 2014	March 31, 2013
Total Shareholders' equity (GAAP)	$ 681,948	$ 632,891
Adjusted net debt (Non-GAAP)	17,779	(81,097)
Adjusted Invested Capital (Non-GAAP)	$ 699,727	$ 551,794

"Adjusted Invested Capital" is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company's leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Total Debt" and "Adjusted Invested Capital" are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

CONTACT: Rush Enterprises, Inc., San Antonio
         Steven L. Keller, 830-626-5226